Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-196818 and 333-202240) and Form S-8 (No. 333-187459, 333-194250, 333-202223 and 333-209651) of Marin Software Incorporated of our report dated February 28, 2017 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

February 28, 2017